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                                                                     Exhibit 5.1


                             NOTE PURCHASE AGREEMENT


                      This NOTE PURCHASE AGREEMENT (this "Agreement") is made as of the 17th day of March, 1997 by and among Lepercq Corporate Income Fund, L.P., a Delaware limited partnership (the "Issuer"), Lexington Corporate Properties, Inc., a Maryland corporation ("Lexington"), Lex GP-1, Inc., a Delaware corporation ("Lex GP-1"), Merrill Lynch Global Allocation Fund, Inc., a Maryland corporation (the "Purchaser"), and National Westminster Bank PLC, New York Branch, as placement agent (the "Placement Agent") under that certain Placement Agency Agreement dated March 10, 1997 (the "Placement Agreement") between the Issuer and the Placement Agent with respect to the transactions contemplated hereunder.

                      In consideration of the mutual covenants and agreements contained herein, the Issuer, Lexington, the Purchaser and the Placement Agent, intending legally to be bound, hereby agree as follows:


                                   ARTICLE 1.

                 AUTHORIZATION, SALE AND DELIVERY OF SECURITIES

SECTION 1.1       Authorization of Sale of the Securities.

                  Subject to the terms and conditions of this Agreement, the Issuer has authorized the sale of up to $25,000,000 aggregate principal amount of its 8.00% Exchangeable Redeemable Secured Notes Due 2004 (the "Securities"), payment upon which shall be guaranteed, on the terms set forth in the Indenture (as defined below), by Lexington and Lex GP-1. The terms of the Securities shall be as set forth in the Trust Indenture to be entered into by the Issuer, Lexington and The Chase Manhattan Bank, as trustee (the "Trustee"), in the form of Exhibit A hereto (the "Indenture"). Neither the Securities nor the common stock, par value $.0001 per share (the "Common Stock"), of Lexington, for which the Securities are exchangeable have been registered under the Securities Act of 1933, as amended (the "Securities Act"), or any other securities laws of any jurisdiction. The Securities and such Common Stock are being offered and sold in reliance upon exemptions from the registration and qualification requirements of such laws. (The parties hereto hereby acknowledge that the Securities
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are sometimes referred to in the real estate documents related to this transaction as "the Notes.")

SECTION 1.2       Agreement to Sell and Purchase the
                  Securities.

                  Subject to the terms and conditions of this Agreement, the Issuer will sell to the Purchaser, and the Purchaser will buy from the Issuer, Securities in an aggregate principal amount of (i) $21 million at the First Closing (as defined in Section 1.3) and (ii) $4 million at the Second Closing (as defined in Section 1.3), in each case, at a purchase price equal to 100% of the principal amount of such Securities so issued, plus with respect to the Second Closing, any amounts due in the event the Purchaser elects to receive a single certificate in the aggregate principal amount of $25 million as provided in Section 1.3(a) below.



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SECTION 1.3       Delivery of the Securities; Conditions to
                  Closing.

                  (a) The closing of the purchase and sale of the Securities referred to in clause (i) of Section 1.2 (the "First Closing") shall occur at 10:00 a.m. New York City time, on March 17, 1997 (the "First Closing Date" or the "First Closing"), and the closing of the purchase and sale of the Securities referred to in clause (ii) of Section 1.2 (the "Second Closing Date" or the "Second Closing") shall occur at 10:00 a.m. New York City time, on March 31, 1997 (the "Second Closing Date," and together with the First Closing Date, the "Closing Dates"), in each case, at the offices of Paul, Hastings, Janofsky & Walker LLP, 399 Park Avenue, New York, New York 10022 and/or at such later dates or places as each party hereto shall agree. At the First Closing, the Issuer shall deliver to the Purchaser one or more certificates representing $21 million aggregate principal amount of Securities registered in the name of the Purchaser, or in such name(s) as may be designated by the Purchaser (each, an "Initial Certificate"). At the Second Closing, the Issuer shall deliver to the Purchaser one or more certificates representing $4 million aggregate principal amount of Securities registered in the name of the Purchaser, or in such name(s) as designated by the Purchaser. At the option of the Purchaser at the Second Closing, the Purchaser may request from the Issuer and the Issuer shall deliver to the Purchaser, upon delivery by the Purchaser for cancellation of the Initial Certificate(s) in the aggregate principal amount of $21 million, together with the amount in cash of interest due, at an annual rate of 8%, on the amount of $4 million for the period from the First Closing Date to the Second Closing Date, a single certificate in the aggregate principal amount of $25 million registered in the name of the Purchaser, or in such name(s) as designated by the Purchaser for which interest shall accrue on such single certificate from the date of the First Closing.

                  (b) The Issuer's obligation to deliver such Securities to the Purchaser on any Closing Date (each a "Closing", and collectively, the "Closings"), and the obligation of Lexington and Lex GP-1 to guarantee such Securities from the effective date of such guarantee shall be subject to the satisfaction of the following conditions, any one or more of which may be waived by the Issuer and Lexington in their sole and absolute discretion:

                            (i)   receipt by the Issuer and Lexington of
this Agreement, duly executed by each party hereto:



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                           (ii) receipt by the Issuer of a wire transfer of
immediately available funds in the full amount of the respective purchase price due and payable for the Securities being purchased at such Closing hereunder;

                           (iii) the accuracy, in all material respects, as of
each Closing Date of the representations and warranties made by the Purchaser herein and the fulfillment, in all material respects, of those undertakings of the Purchaser to be fulfilled on or prior to each Closing;

                           (iv) with respect to the Second Closing and in the
event that the Purchaser elects to receive a single certificate in the aggregate principal amount of $25 million as provided in Section 1.3(a) hereof, receipt by the Issuer of the Initial Certificate(s) for cancellation plus all interest amounts due as provided in Section 1.3(a) hereof; and

                           (v) with respect to the Second Closing, the
cancellation and discharge from public record of the Interim Mortgage (as defined below) and the Interim Assignment of Leases and Rents (defined below) executed at the First Closing and recorded, such cancellation and discharge to occur only after the recordation of the Mortgage and the Assignment of Leases and Rents and the issuance of the title commitment with respect thereto as described for the Second Closing in subsection (c)(i)(J) of this Agreement.

                  (c) The Purchaser's obligation to accept delivery of and to pay for the Securities at each Closing shall be subject to the satisfaction of the following conditions, any one or more of which may be waived by the Purchaser in its sole and absolute discretion:

                            (i)   receipt by the Purchaser of the following
agreements, instruments and documents, in each case in form and substance reasonably satisfactory to the Purchaser and its counsel:

                           (A)this Agreement, duly executed by each party
hereto;

                           (B)the original Securities in the aggregate principal
amount of (i) $21 million, in the case of the First Closing, and (ii) $4 million, in the case of the Second Closing, or $25 million if the Purchaser has elected to receive a single certificate in the aggregate principal amount of the Securities received in the First Closing and



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the Second Closing pursuant to Section 3(a) hereof, in each case, in the denominations requested by the Purchaser;

                           (C)a duly executed Indenture;

                           (D)(i) at the First Closing, a duly executed
Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, substantially in the form of Exhibit B-1 hereto (the "Interim Mortgage"), executed by the Issuer, as Mortgagor, in favor of the Trustee, as Mortgagee, to encumber the real property described on Exhibit C hereto (the "Pennsylvania Real Property"), and all rights of the Issuer related thereto; and (ii) at the Second Closing, a duly executed Mortgage, Assignment of Leases and Rents, Security Agreement and Fixture Filing, substantially in the form of Exhibit B-2 hereto (the "Mortgage"), executed by the Issuer, as Mortgagor, in favor of the Trustee, as Mortgagee, to encumber the Pennsylvania Real Property;

                           (E)(i) at the First Closing, a duly executed
Assignment of Leases and Rents, substantially in the form of Exhibit D-1 hereto (the "Interim Assignment of Leases and Rents"), made by the Issuer in favor of the Trustee, and (ii) at the Second Closing, a duly executed Assignment of Leases and Rents, substantially in the form of Exhibit D-2 hereto (the "Assignment of Leases and Rents"), executed by the Issuer, as Assignor Mortgagor, in favor of the Trustee, as Assignee, to encumber the Pennsylvania Real Property;

                           (F)a duly executed Registration Rights Agreement,
substantially in the form of Exhibit E hereto (the "Registration Rights Agreement"), made by the Issuer and Lexington in favor of the Purchaser;


                           (G)duly executed legal opinions of each of (i) Paul,
Hastings, Janofsky & Walker LLP, counsel to the Issuer and Lexington (who may rely upon Piper & Marbury as to matters of Maryland law), and (ii) Dechert, Price & Rhoads, local real estate counsel to the Issuer, each dated as of each Closing Date, and each issued and addressed to the Placement Agent and the Purchaser in form and substance acceptable to the Purchaser and its counsel and to the effect set forth on Exhibits F-1 and F-2, respectively, hereto;

                           (H)a Confidential Placement Memorandum, dated as of
each Closing Date (the "Private Placement Memorandum");

                           (I)a certification of (i) any Chief Executive
Officer, President or Vice President and (ii) any



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President, Vice President, Chief Accounting Officer or Treasurer of each of Lex
GP-1 and Lexington, dated as of each Closing Date, that the Private Placement Memorandum is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made therein, in the light of the circumstances in which they were made, not misleading;

                           (J)evidence satisfactory to the Purchaser and its
counsel that a title insurance company reasonably acceptable to the Purchaser has committed to issue an ALTA title insurance policy acceptable to the Purchaser and its counsel, in an amount approved by the Purchaser, showing title to the Pennsylvania Real Property vested in the Issuer, and insuring that the Interim Mortgage (with respect to the First Closing) and the Mortgage (with respect to the Second Closing) is a valid first lien on the Pennsylvania Real Property in favor of the Trustee. Such title policy shall be issued at the First Closing (and shall be reissued at the Second Closing) and shall contain no exceptions or conditions other than exceptions and conditions approved in writing by the Purchaser and its counsel (the "Permitted Exceptions"), and shall contain such endorsements (excluding zoning) and other coverages and affirmative statements available under local law as the Purchaser or its counsel may reasonably require;

                           (K)an "as-built" survey covering the Pennsylvania
Real Property prepared in accordance with 1992 ALTA/ACSM standards and containing such other information as will cause the title insurance company to issue the title policy described in the preceding paragraph and otherwise in a form reasonably acceptable to the Purchaser and its counsel, together with evidence as to whether the Pennsylvania Real Property is located in an area designated by the Department of Housing and Urban Development as having special flood or mud slide hazards;

                           (L)a "Phase I" environmental report regarding the
Pennsylvania Real Property;

                           (M)(i) certificates evidencing insurance, dated as of
a recent date prior to each Closing Date, for the Pennsylvania Real Property in amount and scope and with loss payment provisions as reasonably provided in the Mortgage and (ii) tenant estoppel certificates and subordination agreements in form reasonably satisfactory to the Purchaser and its counsel;



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                           (N)evidence that the Pennsylvania Real Property is
assessed separately and is apart from any other property for local property tax purposes;

                           (O)true and correct copies of all such agreements,
leases and contracts, each as amended to date, relating to the ownership, operation, management, maintenance, lease and/or development of the Pennsylvania Real Property and/or provision of services to the Pennsylvania Real Property which are in Issuer's possession;

                           (P)such Uniform Commercial Code financing statements
executed by the Issuer as the Purchaser or its counsel may reasonably request (the "UCC Statements"), together with current UCC, tax, judgment lien and bankruptcy searches for Pennsylvania and the jurisdiction of organization of each of the Issuer and Lexington;

                           (Q)a signature and incumbency certificate of the
officers of each of Lex GP-1 and Lexington executing this Agreement, the Indenture, the Securities, the Interim Mortgage, the Mortgage, the Interim Assignment of Leases and Rents, the Assignment of Leases and Rents, the Registration Rights Agreement, the UCC Statements and any other documents, instruments and certificates required to be executed by the Issuer or Lexington, as applicable, in connection herewith or therewith (such agreements, documents, instruments and certificates other than the Securities are sometimes referred to hereinafter collectively as the "Documents");

                           (R)a Certificate of Secretary of each of the Issuer,
Lex GP-1 and Lexington, as applicable, dated as of each Closing Date, in the form of Exhibit G hereto, certifying as to certain matters and specifically including:

                              (x) a certified copy of the (i) Certificate of
                  Limited Partnership of the Issuer, together with good standing certificates (including verification of tax status) and telegrams, if available, from the Secretary of State of the State of Delaware, and good standing certificates (including verification of tax status) from each state in which the Issuer is required to be qualified to transact business as a foreign limited partnership, to be dated a recent date prior to each of the Closings and (ii) Certificate of Incorporation of Lexington, together with good standing certificates (including verification of tax status) and telegrams, if available, from the Secretary of



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                  State of the State of Delaware, in the case of each of clause
                  (i) and (ii) to be dated a recent date prior to each of the Closings;

                              (y) copies of the Issuer's Limited Partnership
                  Agreement and the Certificate of Incorporation and Bylaws of each of Lexington and Lex GP-1; and

                              (z) resolutions of Lex GP-1 and Lexington
                  approving and authorizing the execution, delivery and performance of the Documents and the Securities and the guarantee of the Securities;

                           (S) a letter from the Issuer addressed to the
Purchaser to the effect that each holder of the Securities (a "Holder") is entitled to rely on the representations and warranties made by the Issuer in
Section 3.1 of this Agreement and the covenants made by the Issuer in Article 2 of this Agreement (including without limitation the Issuer's covenant to comply with all provisions of any undertakings contained in the Private Placement Memorandum), in each case as though such representations, warranties or covenants had been addressed to such Holders;

                           (T) a letter from both Lexington and Lex GP-1
addressed to the Purchaser to the effect that each Holder is entitled to rely on the representations and warranties made by Lexington and Lex GP-1 in Section 3.2 of this Agreement and the covenants made by Lexington and Lex GP-1 in Article 2 of this Agreement (including without limitation Lexington's covenant to comply with all provisions of any undertakings contained in the Private Placement Memorandum), in each case as though such representations, warranties or covenants had been addressed to such Holders;


                           (U) a duly executed letter from Paul, Hastings,
Janofsky & Walker LLP, counsel to the Issuer and Lexington, addressed to the Purchaser to the effect that each Holder of the Securities is entitled to rely on the opinion of such counsel delivered pursuant to Section 1.3(c)(i)(G) of this Agreement as though such letter had been addressed to such Holders;

                           (ii) the Interim Mortgage (with respect to the First
Closing) and the Mortgage (with respect to the Second Closing) shall be duly recorded in the Official Records of each county in the State of Pennsylvania where a property is located, shall be in a first lien position on the Issuer's fee estate in the Pennsylvania Real Property and shall be subject only to the Permitted Exceptions; and



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the Interim Assignment of Leases and Rents (with respect to the First Closing)
and the Assignment of Leases and Rents (with respect to the Second Closing) shall be duly recorded in such counties and shall be subject only to the Permitted Exceptions;

                           (iii)  the UCC Statements shall be duly filed in
the Office of the Pennsylvania Secretary of State and in such additional offices as the Purchaser and its counsel shall reasonably require; and the Purchaser and its counsel shall have received current searches of the UCC filing records with the Office of the Pennsylvania Secretary of State, the local recorder's office in the counties where the properties are located, and such additional offices as the Purchaser and its counsel shall reasonably require, and such current searches must show that the property included in the UCC Statements is subject to no security interests other than those in favor of the Trustee;

                           (iv) the Pennsylvania Real Property shall be
substantially in compliance with all applicable laws, including, without limitation, all applicable environmental laws;

                           (v) there shall be no actions or proceedings
commenced or threatened against the Issuer, Lexington or Lex GP-1 involving the Pennsylvania Real Property except as may be disclosed, or incorporated by reference, in the Private Placement Memorandum in connection with Issuer's acquisition of the Pennsylvania Real Property;

                           (vi) there shall be no material adverse change in the
physical condition of the Pennsylvania Real Property, including, without limitation, any damages suffered as a result of an earthquake, a flood or a fire, whether or not insured;


                           (vii) the accuracy, in all material respects, as of
each Closing Date of the representations and warranties made by the Issuer, Lexington and Lex GP-1 in the Documents and the fulfillment, in all material respects, of those undertakings of the Issuer, Lexington and Lex GP-1 to be fulfilled prior to Closing;

                           (viii) payment by the Issuer of the reasonable fees
and expenses of Purchaser's legal counsel (which shall not exceed $100,000); and

                           (ix) payment by the Issuer of all fees and other
amounts payable to the Placement Agent pursuant to the Placement Agreement.



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                                   ARTICLE 2.

                                    COVENANTS

SECTION 2.1       Organizational Existence.

                  Each of the Issuer, Lexington and Lex GP-1 shall do or cause to be done all things necessary to preserve and keep in full force and effect its respective existence, in accordance with its organizational documents and its rights (charter and statutory), licenses and franchises; provided, however, that each of the Issuer, Lexington and Lex GP-1 may merge or consolidate with any other person or reorganize as a Maryland business trust as permitted by
Article 5 of the Indenture. During the period that the Securities or shares of Common Stock are outstanding, Lexington, unless otherwise approved by the Holders of a majority of the outstanding Common Stock as a result of a transaction permitted by Article 5 of the Indenture, shall maintain (i) its listing and good standing on the New York Stock Exchange and (ii) its status as a real estate investment trust in compliance with all applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code") at all times after each Closing.

SECTION 2.2       Taxes.

                  Each of the Issuer, Lexington and Lex GP-1 shall pay prior to delinquency all taxes, assessments and governmental levies against it or the Pennsylvania Real Property, as the case may be, except as contested in good faith and by appropriate proceedings or where (in the case of the Issuer or Lexington or Lex GP-1, but not the Pennsylvania Real Property) the failure to pay would not have an Issuer Material Adverse Effect (as defined in Section 3.1(a)) or a Lexington Material Adverse Effect (as defined in Section 3.2(a)).

SECTION 2.3       Investment Company Act.

                  None of the Issuer, Lexington or Lex GP-1 shall become an investment company subject to registration under the Investment Company Act of 1940, as amended.


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SECTION 2.4       Use of Proceeds.

                  The Issuer agrees to use the proceeds from the sale of the Securities to be purchased hereunder substantially as set forth in the Private Placement Memorandum under the heading "Use of Proceeds."

SECTION 2.5       [Intentionally left blank.]

SECTION 2.6       Exchange of Securities Outstanding.

                  Lexington shall, at all times that any Securities remain outstanding, reserve a number of shares of Common Stock sufficient to provide for the exchange of all Securities then outstanding in accordance with the terms of the Indenture, and shall immediately take any such corporate action as may be necessary in the future to increase the number of its authorized but unissued shares of Common Stock in the event of a stock split, stock dividend or any other event which increases the number of shares of Common Stock for which the Securities may be exchanged.

SECTION 2.7       Notification Regarding Holders Above REIT
                  Threshold.

                  The Purchaser will notify the Issuer promptly of the identity of any person or entity that has or may have acquired, directly or to the Purchaser's knowledge indirectly, more than 9.8% of the value of the outstanding shares or other ownership interests in the Purchaser.

SECTION 2.8       Response to Notification Regarding Tenants.

                  (a) Proposed Tenants. Upon receipt by the Purchaser of notification from the Issuer specifically naming any proposed tenant, the Purchaser will promptly notify the Issuer if the Purchaser owned, as of the end of the immediately preceding quarter, directly or indirectly, (i) ten percent (10%) or more of the total combined voting power of all classes of such named tenant's stock entitled to vote, or ten percent (10%) or more of the total number of shares of all classes of such named tenant's outstanding stock (in the case of a proposed corporate tenant), or (ii) an interest of at least ten percent (10%) in the net assets or profits of such named tenant (in the case of proposed non-corporate tenants).

                  (b) Existing Tenants. Promptly after the Purchaser's receipt from the Issuer of a list of specifically-named tenants, the Purchaser shall, by written


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notice to the Issuer, identify any such named tenant of which the Purchaser owns, as of the end of the immediately preceding quarter (i) ten percent (10%) or more of the total combined voting power of all classes of stock entitled to vote (in the case of corporate tenants), or ten percent (10%) of the total number of shares of all classes of such named tenant's outstanding stock, or
(ii) ten percent (10%) or greater interest in the net assets or profits (for proposed non-corporate tenants). The Issuer may exercise such right with respect to existing tenants no more than once during any calendar quarter (as to any current tenant accounting for five percent (5%) or more of the aggregate rental income received by Lexington during the most recent fiscal year for which such information is available) and no more than once during any calendar year (as to all other current tenants).

                  (c) The Purchaser shall send to the Issuer copies of the Purchaser's periodic reports to shareholders, at the same time and in the same manner it sends such periodic reports to such shareholders.

                  (d) The Purchaser shall have no obligation to notify the Issuer of the Purchaser's ownership interest in any person other than pursuant to subsection (a), (b) or (c) above, including without limitation any parent, subsidiary, partner or other affiliate of such tenant, unless the Issuer separately identifies such parent, subsidiary, partner or affiliate for purposes of subsection (a) or (b) above.

                  (e) The Purchaser shall have no liability to any party resulting from the Purchaser's failure to comply with any provision of this
Section 2.8 unless both (i) such failure is proximately caused by the bad faith or wilful misconduct or gross negligence of the Purchaser and (ii) the most recent periodic report delivered to the Issuer under subsection (c) above prior to such failure does not disclose the Purchaser's ownership of a 10% or greater ownership interest in such tenant.

                  (f) Nothing contained in this Section 2.8 shall prohibit the Purchaser from purchasing or holding (i) any amount of the capital stock or voting securities in any corporate tenant of the Issuer or the REIT, or (ii) or any interest in the net assets or profits in any non-corporate tenant of the Issuer or the REIT.

SECTION 2.9 No Corporate or Partnership Action Resulting in Redemption.



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                  None of the Issuer, Lexington or Lex GP-1 shall intentionally take any corporate action or partnership action, as applicable, (including without limitation any change in its capital structure) if, immediately after giving effect to such action, such action could reasonably be expected to result in a redemption pursuant to Section 5(b) of the Securities.

SECTION 2.10      Notice Regarding Redemption.

                  In the event of any redemption pursuant to Section 5(b) of the Securities, the Purchaser shall receive, in addition to any notice of redemption required to be given by mail under the Indenture, a copy of such notice by overnight courier, together with a copy of any opinions and officer's certificates to be delivered to the Trustee.


                                   ARTICLE 3.

                         REPRESENTATIONS AND WARRANTIES

SECTION 3.1       Representations and Warranties of the Issuer.

                  As of the date hereof and as of each Closing Date, the Issuer and Lexington, jointly and severally, represent and warrant to each of the Purchaser and the Placement Agent that:

                  (a)      Organization and Qualification.

                  The Issuer is validly existing and in good standing under the laws of the State of Delaware and is qualified and in good standing under the laws of all other jurisdictions where the nature of the activities conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, singly or in the aggregate with all other such failures, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, liabilities (contingent or otherwise), properties, net worth, solvency or results of operation of the Issuer and its subsidiaries considered together as a single enterprise (any such effect, an "Issuer Material Adverse Effect"). The Issuer has the organizational power and authority to own or lease its properties and to conduct its business as presently conducted.



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                  (b)  Partnership Interests.

                  The partnership agreement of the Issuer permits the Issuer to issue the partnership interests referred to in Article 4 of such partnership agreement. Lex GP-1 is the sole general partner of the Issuer and a wholly owned subsidiary of Lexington.

                  (c)      Due Execution and  Delivery of the Documents.

                  The Issuer has full partnership power and authority to enter into the Documents to which it is a party. Each of this Agreement, the Indenture, the Interim Mortgage, the Mortgage and the other Documents to which it is a party has been duly authorized, executed and delivered by the Issuer and constitutes a valid and binding agreement of the Issuer and is enforceable against the Issuer in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity; provided that any representation with respect to the enforceability of the Securities to be sold hereunder by the Issuer, is made solely pursuant to paragraph (d) below.

                  (d)      Sale and Delivery of the Securities.

                  The Securities to be sold hereunder by the Issuer, when duly executed by the Issuer and authenticated by the Trustee, will constitute valid and legally binding obligations of the Issuer, enforceable against the Issuer in accordance with their terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to creditors' rights and to general principles of equity.

                  (e)      Additional Information.

                  The Issuer has furnished the Private Placement Memorandum to the Purchaser. The information contained therein is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.



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                  (f)      Registration.

                  Assuming the truth and accuracy of the representations of the Purchaser contained herein, the issuance and sale of the Securities pursuant to the Private Placement Memorandum and this Agreement is exempt from the registration provisions of the Securities Act and the registration and/or qualification provisions of the states of New York and New Jersey governing the offer and sale of securities.

                  (g)      No Litigation.

                  Except as set forth, or incorporated by reference, in the Private Placement Memorandum including the exhibits thereto, there are no actions, suits or proceedings pending or, to the knowledge of the Issuer, threatened against or affecting the Issuer, before or by any Federal or state court, commission, regulatory body, administrative agency or other government body, domestic or foreign, wherein an unfavorable ruling, decision or finding would, singly or in the aggregate with all other such actions, suits and proceedings, reasonably be expected to have an Issuer Material Adverse Effect.

                  (h)      No Consents Required; No Conflict or Breach.

                  The issuance of the Securities pursuant to the Indenture, the offering and sale of the Securities to the Purchaser by the Issuer pursuant to this Agreement and the compliance by the Issuer with the provisions of this Agreement, the other Documents and the Securities, and the consummation of the transactions herein contemplated and in the Private Placement Memorandum do not
(i) require the consent, approval, authorization, registration or qualification of or with any governmental authority, except such as have been obtained, (ii) result, with exception of the Interim Mortgage, the Mortgage and the other Documents contemplated thereby, in the creation or imposition of any lien, charge or encumbrance upon any of the assets of the Issuer, or (iii) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other material agreement or instrument, to which the Issuer is a party or by which the Issuer or any of its properties are bound, or the organizational documents or limited partnership agreement of the Issuer or any statute or any judgment, decree, order, rule or regulation of any court or other governmental authority or arbitrator applicable to the Issuer or any of its properties.

                  (i)      Investment Company Act.

                  The Issuer is not an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined under the Investment Company Act, and the Issuer is not required to be registered under the Investment Company Act.

                  (j)      Title.

                  The Issuer has good and indefeasible title in fee simple to all real property and interests in real property owned by it and good and marketable leasehold title to all real property and interests in real property leased by it, in each case free and clear of all liens, encumbrances and defects except such as are Permitted Exceptions or are described in the Private Placement Memorandum or such as do not adversely affect the value of such property or interests and do not interfere with the use made of such property or interests by the Issuer; and the instruments securing the Issuer's real estate mortgage loans create valid first priority liens upon the real properties described in such instruments, subject only to the Permitted Exceptions or such other exceptions to title which have no adverse effect on the value of such real properties and interests.

                  (k)      No Default.

                  No default exists, and no event has occurred which, with notice or lapse of time or both, would constitute a default in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond, debenture, note agreement, lease, material contract or other agreement or instrument to which the Issuer is a party or by which the Issuer or any of its properties is bound or affected and which would not, singly or in the aggregate with all other such defaults and potential defaults, reasonably be expected to have an Issuer Material Adverse Effect.

                  (l)      Pennsylvania Real Property Leases.

                  Each lease to which the Pennsylvania Real Property is subject is valid, subsisting and enforceable, and no default by the Issuer has occurred and is continuing thereunder, except such as would not, singly or in the aggregate with all other such defaults, reasonably be expected to have an Issuer Material Adverse Effect, and to the knowledge of the Issuer, no material default by any tenant thereunder is existing under any such lease.

SECTION 3.2 Representations and Warranties of Lexington and Lex GP-1.

                  Lexington and Lex GP-1 represent and warrant to each of the Purchaser and the Placement Agent that:

                  (a)      Organization and Qualification.

                  Lexington is validly existing and in good standing under the laws of the State of Maryland and is qualified and in good standing under the laws of all other jurisdictions where the nature of the activities conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, singly or in the aggregate with all other such failures, reasonably be expected to have a material adverse effect on the condition (financial or otherwise), business, liabilities (contingent or otherwise), properties, net worth, solvency or results of operations of Lexington and its subsidiaries, considered together as a single enterprise (any such effect, a "Lexington Material Adverse Effect"). Lexington has the corporate power and authority to own or lease its properties and to conduct its business as presently conducted.

                  Lex GP-1 is validly existing and in good standing under the laws of the State of Delaware and is qualified and in good standing under the laws of all other jurisdictions where the nature of the activities conducted by it or the character of the assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or qualified would not, singly or in the aggregate with all other such failures, reasonably be expected to have a Lexington Material Adverse Effect. Lex GP-1 has the corporate power and authority to own or lease its properties and to conduct its business as presently conducted.

                  (b)  Capitalization of Lexington.

                  As of December 31, 1996, the authorized capital stock of Lexington consisted of: (i) 40,000,000 shares of Common Stock; (ii) 10,000,000 shares of preferred stock, par value $.0001 per share (the "Preferred Stock"); and (iii) 40,000,000 shares of excess stock, par value $.0001 per share (the "Excess Stock"). As of such date (i) 9,426,900, 0, and 0 shares of the Common Stock, the Preferred Stock and the Excess Stock, respectively, were validly issued and outstanding, fully paid and nonassessable; and (ii) 3,820,443, 0, and 0 shares of the Common Stock, the Preferred Stock and the Excess Stock, respectively, were reserved for issuance. Since that time, Lexington has issued 700,000 shares of Preferred Stock and has entered into an agreement providing for the issuance of an additional 1,300,000 shares of Preferred Stock. On January 31, 1997, Lexington issued a total of 1,784 shares of Common Stock under existing employee benefit plans. On February 14, 1997, Lexington issued 10,572 shares of Common Stock under its Dividend Reinvestment Program. There are no other shares of capital stock of Lexington outstanding and no other outstanding options, warrants, convertible or exchangeable securities, subscriptions, rights (including preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever to which Lexington is a party or may be bound requiring the issuance or sale of shares of any capital stock of Lexington, and there are no contracts or other agreements by which Lexington is or may become bound to issue additional shares of its capital stock or any options, warrants, convertible or exchangeable securities, subscriptions, rights (including preemptive rights), stock appreciation rights, calls or commitments of any character whatsoever relating to such shares.

                  (c)      Due Execution and Delivery of the Documents.

                  Each of Lexington and Lex GP-1 has full corporate power and authority to enter into the Documents to which it is a party. Each of this Agreement, the Indenture, and the other Documents to which either Lexington or Lex GP-1, as the case may be, is a party has been duly authorized, executed and delivered by Lexington or Lex GP-1, as the case may be and constitutes a valid and binding agreement of Lexington or Lex GP-1, as applicable, enforceable against Lexington or Lex GP-1, as applicable, in accordance with its respective terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

                  (d)      Reservation of Shares.

                  Lexington has taken all corporate action necessary to authorize and reserve a sufficient number of shares of authorized but unissued Common Stock as required to permit the exchange of all of the Securities pursuant to the Indenture. Any and all shares of Common Stock issued upon exchange of the Securities will, upon issuance, be validly issued and outstanding, fully paid and nonassessable; and shall conform to the description thereof contained in the Private Placement Memorandum.

                  (e)      Additional Information.

                  Lexington has furnished the Private Placement Memorandum to the Purchaser. The information contained therein is true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading.

                  (f)      Registration.

                  Assuming the truth and accuracy of the representations of the Purchaser contained herein, the issuance and sale of the Securities hereunder by the Issuer, and the issuance of the guarantees thereof by Lexington and Lex GP-1, pursuant to the Indenture and this Agreement is exempt from the registration requirements of the Securities Act and the registration and/or qualification provisions of the states of New York and New Jersey governing the offer and sale of securities.

                  (g)      No Litigation.

                  Except as set forth, or incorporated by reference, in the Private Placement Memorandum, there are no actions, suits or proceedings pending or, to the knowledge of Lexington and Lex GP-1, threatened against or affecting Lexington or Lex GP-1 or any of their respective officers in their capacity as such, before or by any Federal or state court, commission, regulatory body, administrative agency or other government body, domestic or foreign, wherein an unfavorable ruling, decision or finding would, singly or in the aggregate with all other such actions, suits and proceedings, reasonably be expected to have a Lexington Material Adverse Effect.

                  (h)      No Consents Required; No Conflict or Breach.

                  The guarantee of the Securities by Lexington and Lex GP-1 pursuant to the Indenture, the compliance by Lexington and Lex GP-1 with the provisions of this Agreement, the other Documents and the Securities to which either of them is a party, and the consummation of the transactions herein contemplated and in the Private Placement Memorandum do not (i) require the consent, approval, authorization, registration or qualification of or with any governmental authority, except such as have been obtained, (ii) result in the creation or imposition of any lien, charge or encumbrance upon any of the assets of Lexington or Lex GP-1, or (iii) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under, any indenture, mortgage, deed of trust, lease or other material agreement or instrument, to which either Lexington or Lex GP-1 is a party or by which Lexington, Lex GP-1 or any of their respective properties are bound, or the certificate of incorporation or bylaws of Lexington or Lex GP-1 or any statute or any judgment, decree, order, rule or regulation of any court or other governmental authority or arbitrator applicable to Lexington or Lex GP-1.

                  (i)      Qualification as a Real Estate Investment
                           Trust.

                  Lexington is, and immediately after each Closing will be, organized in conformity with the requirements for the qualification as a "real estate investment trust" (a "REIT") under the Code and the rules and regulations thereunder. Lexington operates, and immediately after each Closing will operate, in a manner that so qualifies it as a REIT.

                  (j)      Investment Company Act.

                  Neither of Lexington or Lex GP-1 is an "investment company" or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined under the Investment Company Act, and neither of Lexington or Lex GP-1 is required to be registered under the Investment Company Act.

                  (k)      No Default.

                  No default exists, and no event has occurred which, with notice or lapse of time or both, would constitute a default in the due performance and observance of any term, covenant or condition of any indenture, mortgage, deed of trust, voting trust agreement, loan agreement, bond, debenture, note agreement, lease, material contract or other agreement or instrument to which Lexington or Lex GP-1 is a party or by which Lexington, Lex GP-1 or any of their respective properties is bound or affected and which would have a Lexington Material Adverse Effect.

                  (l) Lexington has received the consent and authorization of its Board of Directors to waive the Ownership Limit set forth in Lexington's Articles of Incorporation as it applies to the Purchaser's acquisition and holding of the Securities (or the Common Stock into which the Securities are exchangeable) in connection with the transactions contemplated hereby.

SECTION 3.3 Representations and Warranties and Covenants of the Purchaser.

                  (a) The Purchaser hereby represents and warrants to, and covenants with, the Issuer and Lexington that:

                            (i)   it is knowledgeable, sophisticated and
experienced in making, and is qualified to make, decisions with respect to investments in securities presenting an investment decision like that involved in the purchase of the Securities, including investments in securities issued by the Issuer and Lexington, and has requested, received, reviewed and considered all information it deems relevant in making an informed decision to purchase the Securities;

                           (ii)   it is acquiring the Securities for
investment only and with no present intention of distributing any of such Securities in violation of the registration requirements of the Securities Act or any state securities laws;

                           (iii)  it will not, directly or indirectly,
voluntarily offer, sell, pledge, transfer or otherwise dispose of (or solicit any offers to buy, purchase or otherwise acquire or make a pledge of) any of the Securities except in compliance with the Securities Act, and the rules and regulations promulgated thereunder;

                           (iv)   it has, in connection with its decision
to purchase the Securities contemplated hereby, relied solely upon the Private Placement Memorandum, the representations and warranties of the Issuer and Lexington contained herein and the other documents, instruments and agreements delivered pursuant to Section 1.3 hereof; and

                            (v)   it is an institution which is an
"accredited investor" within the meaning of Rule 501 of Regulation D and a "qualified institutional buyer" within the meaning of Rule 144A promulgated under the Securities Act.

                  (b) The Purchaser further represents and warrants to, and covenants with, the Issuer and Lexington that (i) it has full right, power, authority and capacity to enter into this Agreement and to consummate the transactions contemplated hereby and has taken all necessary action to authorize the execution, delivery and performance of this Agreement, and (ii) upon the execution and delivery of this Agreement, this Agreement shall constitute a valid and binding obligation of such Purchaser enforceable in accordance with its terms except as enforceability may be limited by bankruptcy, insolvency, reorganization and other laws of general applicability relating to or affecting creditors' rights and to general principles of equity.

                  (c) The Purchaser acknowledges and agrees that (i) it is purchasing securities which have not been registered under the Securities Act; and (ii) if it should decide to dispose of any part of the Securities, it will not offer, sell, transfer, pledge, hypothecate or otherwise dispose of any Securities except (A) pursuant to an effective registration statement under the Securities Act, (B) pursuant to Rule 144 or Rule 904 under the Securities Act, or (C) pursuant to any other exemption from, or otherwise in a transaction not subject to, the registration requirements of the Securities Act, in each case in accordance with applicable state securities laws and, in the case of an offer, sale, transfer, pledge, hypothecation or other disposition pursuant to clause
(B) or (C) of this sentence that occurs prior to (x) the date which is three years (two years for any transfer on or after April 29, 1997) after the later of the Initial Closing Date and the last date on which the Issuer or any affiliate of the Issuer was the owner of such Security, or any predecessor thereto and (y) such other date, if any, as may be required by any subsequent change in applicable law (the "Resale Restriction Termination Date"), such Securities shall be accompanied, in the sole discretion of the Issuer, by the following additional information and documents, as applicable:

                           (x) if such Security is being transferred pursuant to an exemption from registration in accordance with Rule 144 or Rule 904 under the Securities Act, a certification to that effect (in substantially the form of Exhibit H hereto); or

                           (y) if such Security is being transferred to an "accredited investor" within the meaning of Rule 501(a) under the Securities Act (an "Accredited Investor") or a "qualified institutional buyer" within the meaning of Rule 144A under the Securities Act ("QIB"), delivery of a Transferee Letter of Representation in the form of Exhibit I hereto and an opinion of counsel and/or other information reasonably satisfactory to the Issuer to the effect that such transfer is in compliance with the Securities Act; or

                           (z) if such Security is being transferred in reliance on another exemption from the registration requirements of the Securities Act, a certification to that effect (in substantially the form of Exhibit H hereto) and an opinion of counsel reasonably acceptable to the Issuer to the effect that such transfer is in compliance with the Securities Act.

                  (d) No individual (as determined for purposes of Section 856(h) of the Code) owns, directly or to the Purchaser's knowledge indirectly, more than 9.8% by value of the Purchaser's outstanding shares.

                  (e) With respect to the tenants set forth on Exhibit J hereof, the Purchaser does not, directly or indirectly, own (i) for corporate entities, ten percent (10%) or more of the total combined voting power of all classes of stock entitled to vote, or ten percent (10%) or more of the total number of shares of all classes of its outstanding stock, and (ii) for non-corporate entities, ten percent (10%) or more of the net assets or profits interests.

SECTION 3.4       Survival of Representations, Warranties and
                  Agreement.

                  Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Issuer, Lexington, Lex GP-1 or the Purchaser herein, in the Documents, in the certificates for the Securities delivered pursuant hereto or in any other document, instrument or agreement delivered pursuant to Section 1.3 hereof shall survive the execution of this Agreement and shall terminate as to any Security that is exchanged for Common Stock as provided in the Indenture on the date of such exchange, and as to any other Security, shall survive so long as such Security shall remain outstanding.


                                   ARTICLE 4.

                                  MISCELLANEOUS

SECTION 4.1       Notices.

                  Any notices or other communications required or permitted hereunder shall be in writing, and shall be sufficiently given only if made by a nationally-recognized overnight express courier service (which notices or communications shall be deemed received on the business day received) addressed as follows:

                  (A)      if to the Issuer, Lexington or Lex GP-1:

                           Lepercq Corporate Income Fund L.P.
                           c/o Lexington Corporate Properties, Inc.
                           355 Lexington Avenue
                           New York, New York 10017
                           Attention:  T. Wilson Eglin
                           Phone:  212-692-7242
                           Fax:    212-986-6972

                           - with a copy (which shall not constitute notice) to:

                           Paul, Hastings, Janofsky & Walker LLP
                           399 Park Avenue, Thirty First Floor
                           New York, New York 10022
                           Attention: Barry A. Brooks
                           Phone:  212-318-6000
                           Fax:    212-319-4090

                  (B) if to the Purchaser:

                           Merrill Lynch Global Allocation Fund, Inc.
                           800 Scudders Mill Road
                           Plainsboro, New Jersey  08536
                           Attention:  Lisa A. O'Donnell
                           Phone:      609-282-3444
                           Fax:        609-282-3323

                           and to:

                           Merrill Lynch Asset Management
                           800 Scudders Mill Road
                           Plainsboro, New Jersey 08536
                           Attention:  Bradley Lucido, Esq.
                           Phone:      609-282-1715
                           Fax:        609-282-0727


                  (C) if to the Placement Agent:

                           NatWest Markets
                           175 Water Street, 20th Floor
                           New York, New York  10038
                           Attention:  Bradford Wildauer
                           Phone:   212-602-4800
                           Fax:     212-602-8035

                  Each of the parties hereto, by notice to all of the others, may designate additional or different addresses as shall be furnished in writing by such party.

SECTION 4.2       Governing Law.

                  The internal laws of the State of New York shall govern this Agreement and the Securities without regard to the principles of conflicts of law thereof.

SECTION 4.3       Assignability.

                  The Purchaser may, without the consent or approval of the Issuer, Lexington or Lex GP-1, assign its rights and obligations under this Agreement to a person or entity to whom the Purchaser assigns its interest in the Securities in proportion to the percentage of Securities transferred, provided that (i) such assignee shall, by acceptance of such assignment, be bound by the terms of this Agreement, and (ii) no such assignment shall be valid as to any person or entity who purchases less than Five Hundred Thousand Dollars ($500,000) in aggregate principal amount of the outstanding Securities. Without the prior written consent of the Purchaser, Lexington may not assign or delegate its rights or obligations hereunder.

SECTION 4.4       Binding Agreement.

                  Subject to Section 4.3 hereof, this Agreement shall be binding upon the heirs and permitted assignees of the parties.

SECTION 4.5       Table of Contents, Headings, Etc.

                  The table of contents and headings of the Articles and Sections of this Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

SECTION 4.6       Severability.

                  In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

SECTION 4.7       Counterparts.

                  This Agreement may be executed in any number of counterparts by the parties hereto, each of which when so executed shall be deemed to be an original and all which taken together shall constitute both one and the same instrument.

                  IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.


 ISSUER:                                LEPERCQ CORPORATE INCOME FUND L.P.

                                        By:  LEX GP-1, INC., its General
                                             Partner


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:



GUARANTORS:                             LEXINGTON CORPORATE PROPERTIES, INC.


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:



                                        LEX GP-1, INC.


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:




PLACEMENT AGENT:                        NATIONAL WESTMINSTER BANK, NEW YORK
                                        BRANCH


                                        By:
                                           ------------------------------------
                                           Name:
                                           Title:



PURCHASER:                              MERRILL LYNCH GLOBAL ALLOCATION FUND,
                                        INC.



                                        By:
                                           ------------------------------------
                                            Name:
                                            Title: